EXHIBIT (8)(l)(3)

AMENDMENT No. 13 TO FUND PARTICIPATION AGREEMENT

(JANUS ASPEN SERIES)

AMENDMENT NO. 13 TO

JANUS ASPEN SERIES

FUND PARTICIPATION AGREEMENT

(Service Shares)

This Amendment (the “Amendment”) to the Fund Participation Agreement (as defined below) is made effective as of August 25, 2011 (“Effective Date”) by and between Janus Aspen Series (the “Trust”) and Transamerica Life Insurance Company, a life insurance company organized under the laws of the State of Iowa (the “Company”).

RECITALS

WHEREAS, the Trust and the Company are parties to a Fund Participation Agreement dated as of April 6, 2000, as amended (the “Agreement”); and

WHEREAS, the parties wish to further amend the Agreement as set forth below.

AMENDMENT

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with the revised Schedule A attached to this Amendment.

2.	A new Article X shall be added as follows:

“ARTICLE X

Summary Prospectus

Should the Trust and the Company desire to distribute the prospectuses of the funds within the Trust pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the Parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

10.1 For purposes of this Article X, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

10.2 The Trust shall provide, or cause to provide, the Company with copies of the Summary Prospectuses in the same manner and at the same times as the Agreement requires that the Trust provide the Company with Statutory Prospectuses. If the Trust makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, the Trust shall provide the Company with a revised Summary Prospectus.

10.3 The Trust shall be responsible for compliance with Rule 498(e).

10.4 The Trust represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Trust and its series. The Trust further represents and warrants that it has reasonable policies and procedures in place to ensure that such web site complies with Rule 498.

10.5 The Trust agrees that the URL indicated on each Summary Prospectus will lead policyholders/contract owners directly to the web page used for hosting Summary Prospectuses (“Landing Page”) and that such Landing Page will host the current Trust and series’ documents required to be posted in compliance with Rule 498. The Trust shall promptly post notification on the Landing Page of any interruption in availability of this Landing Page and will promptly notify the Company of any interruptions that exist or are expected to exist for more than 48 hours excluding weekends or holidays. Such Landing Page will contain the investment options available under the Agreement.

10.6 The Trust represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving policyholder/contract owner requests for additional Fund documents made directly to the Trust or one of its affiliates. The Trust further represents and warrants that any information obtained about policyholders/contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Trust documents or to comply with applicable law or a request from a governmental or regulatory body.

10.7 The Company represents and warrants that it will respond to requests for additional fund documents made by policyholders/contract owners directly to the Company or one of its affiliates.

10.8 Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

10.9 If the Trust determines that it will end its use of the Summary Prospectus delivery option, the Trust will provide the Company with at least 60 days’ advance notice of its intent.

10.10 The Parties agree that the Company is not required to distribute Summary Prospectuses to its policyholders/contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give the Trust reasonable notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

10.11 The Parties agree that all other provisions of the Agreement, including the Indemnification provisions, will apply to the terms of this Article as applicable.”

JANUS ASPEN SERIES		TRANSAMERICA LIFE INSURANCE COMPANY

By:	/s/Stephanie Gauerholz-Lofton	By:	/s/Arthur D. Woods
Name:	Stephanie Grauerholz-Lofton	Name:	Arthur D. Woods
Title:	Vice President	Title:	Vice President

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account	Contracts Funded By Separate Account
Separate Account VUL-1	Transamerica Tribute® Variable Universal Life

Separate Account VUL-2	Transamerica LineageSMVariable Universal Life

Separate Account VUL-4	TransSurvivorSM Variable Universal Life

Separate Account VUL-5	TransUltra® Variable Universal Life

Separate Account VUL-6	TransAccumulator® I and II Variable Universal Life

Separate Account VA B	Transamerica LandmarkSM Variable Annuity and Transamerica FreedomSM Variable Annuity

Separate Account VA C	Transamerica ExtraSM Variable Annuity

Separate Account VA D	Transamerica Access Variable Annuity

Separate Account VA K	Retirement Income Builder – BAI Variable, under the marketing name “Retirement Income” Builder IV

Separate Account VA P	Flexible Premium Variable Annuity – A, under the marketing names “Transamerica Traditions and Transamerica Opportunity Builder”

Separate Account VA R	Flexible Premium Variable Annuity – C, under the marketing name “Transamerica Principium”

Separate Account VA Y	Flexible Premium Variable Annuity – J, under the marketing name “Transamerica AxiomSM Variable Annuity”

Separate Account VA W	Flexible Premium Variable Annuity – G under the marketing name “Transamerica LibertySM Variable Annuity”

Separate Account VA A	The Atlas Portfolio Builder Variable Annuity

Separate Account VA E	Privilege Select Variable Annuity

Separate Account VA-8	Transmark Optimum Choice® Variable Annuity